Filed Pursuant to Rule 433
Registration Statement No. 333-291270

November 6, 2025

Global Payments Inc.

$1,750,000,000 4.500% Senior Notes due 2028

$1,700,000,000 4.875% Senior Notes due 2030

$1,000,000,000 5.200% Senior Notes due 2032

$1,750,000,000 5.550% Senior Notes due 2035

Pricing Term Sheet

Issuer:	Global Payments Inc.
Format:	SEC Registered
Trade Date:	November 6, 2025
Settlement Date (T+5)	November 14, 2025
Joint Book-Running Managers:

J.P. Morgan Securities LLC
BofA Securities, Inc.

Barclays Capital Inc.

Capital One Securities, Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers:

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

CaixaBank, S.A.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

Terms Applicable to
$1,750,000,000 4.500% Senior Notes due 2028

Principal Amount:	$1,750,000,000
Maturity Date:	November 15, 2028
Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2026
Benchmark Treasury:	3.500% UST due October 15, 2028
Benchmark Treasury Price / Yield:	99-25 5/8 / 3.571%
Spread to Benchmark Treasury:	T+95 bps
Yield to Maturity:	4.521%
Coupon:	4.500%
Price to Public:	99.942% of the principal amount
Optional Redemption:

Prior to October 15, 2028, make-whole call as set forth in the preliminary prospectus supplement (T+15 bps).

On or after October 15, 2028, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Special Mandatory Redemption:	In the event that (x) the Worldpay Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) April 16, 2027 or (ii) any later date as the parties to the Worldpay Transaction Agreements may agree as the “Outside Date” thereunder or (y) the Company notifies the trustee that the Company will not pursue the consummation of the Worldpay Acquisition, the Company will be required to redeem the 4.500% Senior Notes due 2028 then outstanding at a redemption price equal to 101% of the principal amount of the 4.500% Senior Notes due 2028 plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.
Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.
Proceeds (before expenses):	$1,748,985,000
CUSIP / ISIN:	37940XAV4 / US37940XAV47

Terms Applicable to
$1,700,000,000 4.875% Senior Notes due 2030

Principal Amount:	$1,700,000,000
Maturity Date:	November 15, 2030
Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2026
Benchmark Treasury:	3.625% UST due October 31, 2030
Benchmark Treasury Price / Yield:	99-23 3/4 / 3.682%
Spread to Benchmark Treasury:	T+120 bps
Yield to Maturity:	4.882%
Coupon:	4.875%
Price to Public:	99.969% of the principal amount
Optional Redemption:

Prior to October 15, 2030, make-whole call as set forth in the preliminary prospectus supplement (T+20 bps).

On or after October 15, 2030, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Special Mandatory Redemption:	In the event that (x) the Worldpay Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) April 16, 2027 or (ii) any later date as the parties to the Worldpay Transaction Agreements may agree as the “Outside Date” thereunder or (y) the Company notifies the trustee that the Company will not pursue the consummation of the Worldpay Acquisition, the Company will be required to redeem the 4.875% Senior Notes due 2030 then outstanding at a redemption price equal to 101% of the principal amount of the 4.875% Senior Notes due 2030 plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.
Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.
Proceeds (before expenses):	$1,699,473,000
CUSIP / ISIN:	37940XAW2 / US37940XAW20

Terms Applicable to
$1,000,000,000 5.200% Senior Notes due 2032

Principal Amount:	$1,000,000,000
Maturity Date:	November 15, 2032
Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2026
Benchmark Treasury:	3.750% UST due October 31, 2032
Benchmark Treasury Price / Yield:	99-08+ / 3.871%
Spread to Benchmark Treasury:	T+135 bps
Yield to Maturity:	5.221%
Coupon:	5.200%
Price to Public:	99.878% of the principal amount
Optional Redemption:

Prior to September 15, 2032, make-whole call as set forth in the preliminary prospectus supplement (T+25 bps).

On or after September 15, 2032, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Special Mandatory Redemption:	In the event that (x) the Worldpay Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) April 16, 2027 or (ii) any later date as the parties to the Worldpay Transaction Agreements may agree as the “Outside Date” thereunder or (y) the Company notifies the trustee that the Company will not pursue the consummation of the Worldpay Acquisition, the Company will be required to redeem the 5.200% Senior Notes due 2032 then outstanding at a redemption price equal to 101% of the principal amount of the 5.200% Senior Notes due 2032 plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.
Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.
Proceeds (before expenses):	$998,780,000
CUSIP / ISIN:	37940XAX0 / US37940XAX03

Terms Applicable to
$1,750,000,000 5.550% Senior Notes due 2035

Principal Amount:	$1,750,000,000
Maturity Date:	November 15, 2035
Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2026
Benchmark Treasury:	4.250% UST due August 15, 2035
Benchmark Treasury Price / Yield:	101-10+ / 4.083%
Spread to Benchmark Treasury:	T+150 bps
Yield to Maturity:	5.583%
Coupon:	5.550%
Price to Public:	99.749% of the principal amount
Optional Redemption:

Prior to August 15, 2035, make-whole call as set forth in the preliminary prospectus supplement (T+25 bps).

On or after August 15, 2035, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.
Proceeds (before expenses):	$1,745,607,500
CUSIP / ISIN:	37940XAY8 / US37940XAY85

___________________

The Issuer has filed a Registration Statement (including a prospectus) (File No. 333-291270) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement for the offering to which this communication relates and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting: J.P. Morgan Securities LLC (telephone number: (212) 834-4533); Barclays Capital Inc. (toll-free telephone number: (888) 603-5847); and BofA Securities, Inc. (telephone number: (800) 294-1322). You are advised to obtain a copy of the prospectus and related prospectus supplement for the offering to which this communication relates and to carefully review the information contained or incorporated by reference therein before making any investment decision.

The Issuer expect to deliver the notes against payment for the notes on or about November 14, 2025, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.